Exhibit 99.1

IMAX CORPORATION

IMAX CORPORATION

2525 Speakman Drive

Mississauga, Ontario, Canada L5K 1B1

Tel: (905) 403-6500 Fax: (905) 403-6450

www.imax.com

IMAX CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS

HIGHLIGHTS

•	Adjusted EPS increases 95% to $0.80 for full year; Q4 2012 adjusted EPS of $0.23

•	Full year revenues increase 20% to $284.3 million with fourth quarter revenues of $77.8 million

•	Network scale and global film portfolio drive approximately 50% box office growth in full year 2012

NEW YORK, NY – February 21, 2013 – IMAX Corporation (NYSE:IMAX; TSX:IMX) today reported its financial results for the fourth quarter of 2012, driven by continued theatre network growth and strong box office performance, derived from a diverse global film portfolio. Fourth quarter 2012 revenues were $77.8 million, adjusted EBITDA as calculated in accordance with the Company’s Credit Facility was $27.4 million, adjusted net income was $15.7 million, or $0.23 per diluted share, and reported net income was $12.9 million, or $0.19 per diluted share.

Full year 2012 revenues were $284.3 million, adjusted EBITDA as calculated in accordance with the Company’s Credit Facility was $106.8 million, adjusted net income was $54.3 million, or $0.80 per diluted share, and reported net income was $41.3 million, or $0.61 per diluted share. For reconciliations of adjusted net income to reported net income and for the definition of adjusted EBITDA and free cash flow, please see the tables at the end of this press release.

“Our fourth quarter results once again demonstrated the operating leverage inherent in the IMAX business model and was a strong finish to a successful year for the Company,” said IMAX Chief Executive Officer Richard L. Gelfond. “We executed on all key fronts, with the combination of network expansion and an increasingly global portfolio approach to our film slate translating into solid financial results.”

Network Growth Update

In the fourth quarter of 2012, the Company signed contracts for 38 theatre systems, of which 28 were systems in new theatre locations, and installed 46 theatre systems, of which 43 were systems in new theatre locations. For the full year of 2012, the Company signed contracts for 142 theatre systems, of which 121 were systems in new theatre locations, and installed 125 theatre systems, of which 107 were systems in new theatre locations.

The total IMAX® theatre network consisted of 731 systems as of Dec. 31, 2012, of which 598 were in commercial multiplexes. There were 276 theatre systems in backlog as of Dec. 31, 2012, compared to 263 theatre systems in backlog as of Dec. 31, 2011. For a breakdown of theatre system signings, installations and backlog by type, please see the end of this press release.

“We believe the financial and strategic accomplishments of 2012 re-confirmed IMAX’s position as a unique global player in the film industry and laid a solid foundation for long-term growth,” Mr. Gelfond concluded. “Our 2013 objectives are straight forward - continue to expand our footprint worldwide, maximize the scalability of our business and further leverage our differentiated end-to-end technology platform to enable more leading filmmakers and studios to create an entertainment experience that cannot be found anywhere else.”

Fourth Quarter Segment Results

•

IMAX systems revenue was $24.3 million in the quarter, compared to $29.8 million in the fourth quarter of 2011, primarily reflecting the installation of 14 full, new theatre systems under sales and sales-type lease arrangements in the most recent fourth quarter, compared to 17 full, new theatre systems in the prior year period. The Company also installed three digital system upgrades under sales or sales-type lease arrangements in the fourth quarter of 2012, compared to one upgrade in the fourth quarter of 2011.

•

Revenue from joint revenue sharing arrangements increased 103.4% to $17.0 million, from $8.4 million in the prior-year period. During the quarter, the Company installed 29 new theatres under joint revenue sharing arrangements, compared to 39 in the year-ago period. The Company ended 2012 with 316 theatres operating under joint revenue sharing arrangements, as compared to 257 theatres at the end of 2011.

•

Production and IMAX DMR® (Digital Re-Mastering) revenues increased 56.3% to $19.2 million in the fourth quarter of 2012 from $12.3 million in the fourth quarter of 2011. Gross box office from DMR titles was a record $152.0 million in the fourth quarter of 2012, compared to $97.6 million in the prior year period. The average global DMR box office per screen in the fourth quarter of 2012 was $264,400, compared to $221,600 in the prior year period.

Conference Call

The Company will host a conference call today at 8:30 AM ET to discuss its fourth quarter and full year 2012 financial results. To access the call via telephone, interested parties should dial (800) 820-0231 approximately 5 to 10 minutes before it begins. International callers should dial (416) 640-5926. The participant passcode for the call is 4550645. This call is also being webcast by Thomson Financial and can be accessed on the ‘Investor Relations’ section of www.imax.com. A replay of the call will be available via webcast on the ‘Investor Relations’ section of www.imax.com or via telephone by dialing (888) 203-1112 (US and Canada) or (647) 436-0148 (international). The Conference ID for the telephone replay is 4550645.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX theatres to connect with audiences in extraordinary ways, and, as such, IMAX’s network is among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto and Los Angeles, with offices in London, Tokyo, Shanghai and Beijing. As of Dec. 31, 2012, there were 731 IMAX theatres (598 commercial multiplexes, 19 commercial destinations and 114 institutions) in 53 countries.

IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience®, The IMAX Experience® and IMAX Is Believing® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

###

This press release contains forward looking statements that are based on IMAX management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company; the performance of IMAX DMR films; competitive actions by other companies; conditions in the in-home and out-of-home entertainment industries; the signing of theater system agreements; changes in laws or regulations; conditions, changes and developments in the commercial exhibition industry; the failure to convert theater system backlog into revenue; risks associated with investments and operations in foreign jurisdictions and any future international expansion, including those related to economic, political and regulatory policies of local governments and laws and policies of the United States and Canada; risks related to the Company’s growth and operations in China; the failure to respond to change and advancements in digital technology; risks related to the acquisition of AMC Entertainment Holdings, Inc. by Dalian Wanda Group Co., Ltd.; risks related to new business initiatives; the potential impact of increased competition in the markets within which the Company operates; risks related to the Company’s inability to protect the Company’s intellectual property; risks related to Eastman Kodak bankruptcy and the possibility of constrained film supply; risks related to the Company’s implementation of a new enterprise resource planning system; risks related to the Company’s prior restatements and the related litigation; and other factors, many of which are beyond the control of the Company. These factors and other risks and uncertainties are discussed in IMAX’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.

For additional information please contact:

Investors: IMAX Corporation, New York Teri Loxam/Blaire Lomasky 212-821-0100 tloxam@imax.com blomasky@imax.com Business Media: Sloane & Company, New York Whit Clay 212-446-1864 wclay@sloanepr.com

Media:

IMAX Corporation, New York

Ann Sommerlath

    212-821-0155

asommerlath@imax.com

Entertainment Media:

Principal Communications Group, Los Angeles

Melissa Zuckerman/Paul Pflug

323-658-1555

melissa@pcommgroup.com

paul@pcommgroup.com

Additional Information

Theatre Network Details:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012		2011	2012		2011
Theatre System Signings:
Full new sales and sales-type lease arrangements	11		13	43		58
New joint revenue sharing arrangements	17		11	78		132

Total new theatres	28		24	121		190

Upgrades and other	10	(1)	2	21	(1)(2)	19

Total Theatre Signings	38		26	142		209

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012		2011	2012		2011
Theatre System Installations:
Full new sales and sales-type lease arrangements	14		17	47		51
New joint revenue sharing arrangements	29		39	60		86

Total new theatres	43		56	107		137

Upgrades and other	3		1	18		33

Total Theatre Installations	46		57	125		170

	As of Ended December 31,
	2012		2011
Theatre Backlog:
New sales and sales-type lease arrangements	128		134
New joint revenue sharing arrangements	137		119

Total new theatres	265		253

Upgrades under sales and sales-type lease arrangements	11	(1)	10

Total new Theatres in Backlog	276		263

(1)	Includes one laser-based system for a commercial theater and four laser-based systems for institutional theaters.
(2)	Includes three IMAX theatres acquired from another existing customer that had been operating under a joint revenue sharing arrangement. These theaters were purchased from the Company under a sales arrangement.

Additional Information (continued)

2013 DMR Films Announced to Date:

To date, IMAX has announced 23 titles to be released in 2013. The Company remains in discussions with virtually every major studio regarding future titles and expects the total number of titles in 2013 to be similar to that in 2012.

•	The Grandmaster: The IMAX Experience (Jet Tone Films and Sil-Metropole Organization, January 2013);

•	Hansel & Gretel: Witch Hunters: An IMAX 3D Experience (Paramount Pictures, January 2013);

•	Journey to the West: Conquering the Demons: An IMAX 3D Experience (Bingo Movie Development Ltd, February 2013);

•	Top Gun: An IMAX 3D Experience (Paramount Pictures, February 2013);

•	A Good Day to Die Hard: The IMAX Experience (Twentieth Century Fox, February 2013);

•	Jack the Giant Slayer: An IMAX 3D Experience (Warner Bros., March 2013);

•	Oz: The Great and Powerful: An IMAX 3D Experience (Walt Disney Pictures, March 2013);

•	G.I. Joe: Retaliation: An IMAX 3D Experience (Paramount Pictures, March 2013);

•	Dragon Ball Z: Battle of the Gods: An IMAX 3D Experience (Toei Animation Company, March 2013);

•	Oblivion: The IMAX Experience (Universal Pictures, April 2013);

•	Jurassic Park: An IMAX 3D Experience (Universal Pictures, April 2013);

•	Iron Man 3: An IMAX 3D Experience (Walt Disney Pictures, May 2013);

•	Star Trek: Into Darkness: An IMAX 3D Experience (Paramount Pictures, May 2013);

•	Man of Steel: The IMAX Experience (Warner Bros., June 2013);

•	Pacific Rim: An IMAX 3D Experience (Warner Bros., July 2013);

•	300: Rise of an Empire: An IMAX 3D Experience (Warner Bros., August 2013);

•	Riddick Sequel: The IMAX Experience (Universal Pictures, September 2013);

•	Gravity: An IMAX 3D Experience (Warner Bros., October 2013);

•	Stalingrad: An IMAX 3D Experience (AR Films, October 2013, Russia and the CIS only );

•	Seventh Son: An IMAX 3D Experience (Warner Bros., October 2013);

•	The Hunger Games: Catching Fire: The IMAX Experience (Lionsgate, November 2013);

•	The Hobbit: The Desolation of Smaug: An IMAX 3D Experience (Warner Bros., December 2013); and

•	Dhoom 3: The IMAX Experience (Yash Raj Films, 2013, India only).

IMAX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011*	2012	2011*
Revenues
Equipment and product sales	$22,405	$26,657	$78,161	$85,016
Services	34,294	26,349	136,606	106,720
Rentals	18,356	9,394	61,268	34,810
Finance income	1,986	1,753	7,523	6,162
Other	732	2,523	732	3,848

	77,773	66,676	284,290	236,556

Costs and expenses applicable to revenues
Equipment and product sales	9,811	10,147	37,538	38,742
Services	17,239	21,262	72,617	69,277
Rentals	8,434	4,823	21,402	14,301
Other	—	612	—	1,018

	35,484	36,844	131,557	123,338

Gross margin	42,289	29,832	152,733	113,218
Selling, general and administrative expenses	22,529	17,093	81,560	73,157

(including share-based compensation expense of $2.9 million and $13.1 million for the three months and year ended December 31, 2012, respectively (2011 - expense of $2.7 million and $11.7 million, respectively))

Provision for arbitration award	—	—	—	2,055
Research and development	3,788	1,803	11,411	7,829
Amortization of intangibles	174	125	706	465
Receivable provisions, net of recoveries	(305)	804	524	1,570
Asset impairments	—	20	—	28
Impairment of available-for-sale investment	—	—	150	—

Income from operations	16,103	9,987	58,382	28,114
Interest income	12	13	85	57
Interest recovery (expense)	686	(402)	(689)	(1,827)

Income from continuing operations before income taxes	16,801	9,598	57,778	26,344
(Provision for) recovery of income taxes	(3,594)	(2,861)	(15,079)	(9,293)
Loss from equity-accounted investments	(324)	(479)	(1,362)	(1,791)

Net Income	$12,883	$6,258	$41,337	$15,260

Net income per share - basic & diluted:
Net income per share - basic	$0.19	$0.10	$0.63	$0.24

Net income per share - diluted	$0.19	$0.09	$0.61	$0.22

Weighted average number of shares outstanding (000’s):
Basic	66,264	64,799	65,854	64,504
Fully Diluted	68,281	67,460	67,933	67,859

Additional Disclosure:
Depreciation and amortization(1)	$8,084	7,143	$32,788	25,163

(1)	Includes less than $0.1 million and $0.2 million of amortization of deferred financing costs charged to interest expense for the three months and year ended December 31, 2012 (2011 - less than $0.1 million and $0.4 million respectively).
*	Reflects a revision resulting from an adjustment to reflect an unfunded postretirement obligation of the Company.

IMAX CORPORATION

CONSOLIDATED BALANCE SHEETS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars)

	As at December 31,
	2012	2011*
Assets
Cash and cash equivalents	$21,336	$18,138
Accounts receivable, net of allowance for doubtful accounts of $1,564 (December 31, 2011 — $1,840)	42,007	46,659
Financing receivables	94,193	86,714
Inventories	15,794	19,747
Prepaid expenses	3,833	3,126
Film assets	3,737	2,388
Property, plant and equipment	113,610	101,253
Other assets	23,963	14,238
Deferred income taxes	36,461	51,046
Goodwill	39,027	39,027
Other intangible assets	27,911	24,913

Total assets	$421,872	$407,249

Liabilities
Bank indebtedness	$11,000	$55,083
Accounts payable	15,144	28,985
Accrued and other liabilities	68,695	58,855
Deferred revenue	73,954	74,458

Total liabilities	168,793	217,381

Commitments and contingencies

Shareholders’ equity
Capital stock common shares — no par value. Authorized — unlimited number.
Issued and outstanding — 66,482,425 (December 31, 2011 — 65,052,740)	313,744	303,395
Other equity	28,892	17,510
Deficit	(87,166)	(128,503)
Accumulated other comprehensive loss	(2,391)	(2,534)

Total shareholders’ equity	253,079	189,868

Total liabilities and shareholders’ equity	$421,872	$407,249

IMAX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars)

	Years Ended December 31,
	2012	2011*
Cash provided by (used in):
Operating Activities
Net income	$41,337	$15,260
Adjustments to reconcile net income to cash from operations:
Depreciation and amortization	32,788	25,163
Write-downs, net of recoveries	1,607	1,954
Change in deferred income taxes	14,724	7,994
Stock and other non-cash compensation	14,220	12,814
Provision for arbitration award	—	2,055
Foreign currency exchange (gain) loss	(329)	1,255
Loss from equity-accounted investments	1,362	1,791
Gain on non-cash contribution to equity-accounted investees	—	(404)
Investment in film assets	(16,817)	(12,256)
Changes in other non-cash operating assets and liabilities	(15,262)	(49,379)

Net cash provided by operating activities	73,630	6,247

Investing Activities
Purchase of property, plant and equipment	(6,055)	(5,528)
Investment in joint revenue sharing equipment	(23,257)	(33,290)
Investment in new business ventures	(381)	(2,483)
Acquisition of other intangible assets	(5,826)	(22,206)

Net cash used in investing activities	(35,519)	(63,507)

Financing Activities
Increase in bank indebtedness	9,917	75,083
Repayment of bank indebtedness	(54,000)	(37,500)
Common shares issued - stock options exercised	8,920	7,864
Proceeds from disgorgement of stock sale profits	314	—
Credit Facility amendment fees paid	—	(306)

Net cash (used in) provided by financing activities	(34,849)	45,141

Effects of exchange rate changes on cash	(64)	(133)

Increase (decrease) in cash and cash equivalents during year	3,198	(12,252)

Cash and cash equivalents, beginning of year	18,138	30,390

Cash and cash equivalents, end of year	$21,336	$18,138

IMAX CORPORATION

SELECTED FINANCIAL DATA

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars)

The Company has seven reportable segments identified by category of product sold or service provided: IMAX systems; theater system maintenance; joint revenue sharing arrangements; film production and IMAX DMR; film distribution; film post-production; theater operations; and other. The IMAX systems segment designs, manufactures, sells or leases IMAX theater projection system equipment. The theater system maintenance segment maintains IMAX theater projection system equipment in the IMAX theater network. The joint revenue sharing arrangements segment provides IMAX theater projection system equipment to an exhibitor in exchange for a share of the box-office and concessions revenue. The film production and IMAX DMR segment produces films and performs film re-mastering services. The film distribution segment distributes films for which the Company has distribution rights. The film post-production segment provides film post-production and film print services. The other segment includes theater operations from certain IMAX theaters, camera rentals and other miscellaneous items.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenue
IMAX systems
Sales and sales-type leases	$20,237	$26,552	$69,988	$81,310
Ongoing rent, fees, and finance income	4,105	3,270	13,417	11,890

	24,342	29,822	83,405	93,200

Theater system maintenance	7,751	6,570	28,629	24,840

Joint revenue sharing arrangements	17,049	8,382	57,526	30,764

Film
Production and IMAX DMR	19,245	12,312	78,050	50,592
Distribution	3,100	3,217	14,222	16,074
Post-production	2,126	2,549	7,904	8,235

	24,471	18,078	100,176	74,901

Other	4,160	3,824	14,554	12,851

Total	$77,773	$66,676	$284,290	$236,556

Gross margins
IMAX systems(1)
Sales and sales-type leases	$11,715	$17,088	$36,974	$45,251
Ongoing rent, fees, and finance income	4,055	3,372	13,271	11,678

	15,770	20,460	50,245	56,929

Theater system maintenance	2,848	2,525	10,970	9,437

Joint revenue sharing arrangements(1)	8,968	3,813	37,308	17,605

Film
Production and IMAX DMR(1)	13,641	2,339	49,355	23,574
Distribution(1)	223	494	2,356	3,025
Post-production	581	181	1,954	2,985

	14,445	3,014	53,665	29,584

Other	258	20	545	(337)

Total	$42,289	$29,832	$152,733	$113,218

(1)	IMAX systems include commission costs of $0.6 million and $2.7 million for the three and twelve months ended December 31, 2012, respectively (2011 - $0.9 million and $2.4 million, respectively). Joint revenue sharing arrangements segment margins include advertising, marketing and commission costs of $1.3 million and $3.4 million for the three and twelve months ended December 31, 2012, respectively (2011 - $1.9 million and $5.4 million, respectively). Production and DMR segment margins include marketing costs of $1.1 million and $3.3 million for the three and twelve months ended December 31, 2012, respectively (2011 - $1.9 million and $3.8 million, respectively). Distribution segment margins include marketing costs of $0.3 million and $1.5 million for the three and twelve months ended December 31, 2012, respectively (2011 - $0.2 million and $1.9 million, respectively).

IMAX CORPORATION

OTHER INFORMATION

(In thousands of U.S. dollars)

Non-GAAP Financial Measures:

In this release, the Company presents adjusted EBITDA, adjusted net income and adjusted net income per diluted share as supplemental measures of performance of the Company, which are not recognized under United States generally accepted accounting principals (“GAAP”). The Company presents adjusted EBITDA, adjusted net income and adjusted net income per diluted share because it believes that they are important supplemental measures of its comparable controllable operating performance and it wants to ensure that its investors fully understand the impact of its variable share-based compensation, provision for arbitration award and deferred taxes on its net income. Management uses these measures to review operating performance on a comparable basis from period to period. However, these non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Adjusted EBITDA, adjusted net income and adjusted net income per diluted share should be considered in addition to, and not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP.

Adjusted EBITDA is calculated on a basis consistent with the Company’s Credit Facility, which refers to Adjusted EBITDA as EBITDA. As of December 31, 2012, the Credit Facility provided that the Company was required to maintain a ratio of funded debt (as defined in the Credit Agreement) to EBITDA (as defined in the Credit Agreement) of not more than 2:1. The Company was also required to maintain a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of not less than 1.1:1.0. As of December 31, 2012, under the terms of the Credit Facility, the Company was required to maintain minimum Excess Availability of not less than $5.0 million and minimum Cash and Excess Availability of not less than $15.0 million. The ratio of funded debt to EBITDA was 0.10:1 as at December 31, 2012, where Funded Debt (as defined in the Credit Agreement) is the sum of all obligations evidenced by notes, bonds, debentures or similar instruments and was $11.0 million. EBITDA is calculated as follows:

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011*	2012	2011*
Net income	$12,883	$6,258	$41,337	$15,260
Add (subtract):
Loss for equity-accounted investments	324	479	1,362	1,791
Provision for income taxes	3,595	2,860	15,079	9,293
Interest (recovery) expense net of interest income	(698)	389	604	1,770
Depreciation and amortization including film asset amortization	8,041	7,100	32,618	24,774
Write-downs net of recoveries including asset impairments and receivable provisions	91	1,113	1,607	1,954
Stock and other non-cash compensation	3,121	2,936	14,220	12,814

Adjusted EBITDA	$27,357	$21,135	$106,827	$67,657

IMAX CORPORATION

OTHER INFORMATION

(in thousands of U.S. dollars)

Adjusted Net Income and Adjusted Diluted Per Share Calculations – Quarter Ended December 31, 2012 vs. 2011:

The Company reported net income of $12.9 million or $0.20 per basic share and $0.19 per diluted share for the fourth quarter of 2012 as compared to $6.3 million or $0.10 per basic share and $0.09 per diluted share for the fourth quarter of 2011. Net income for the quarter includes a $2.9 million charge or $0.04 per diluted share (2011 – $2.7 million or $0.04 per diluted share) for stock-based compensation. Adjusted net income, which consists of net income excluding the impact of stock-based compensation and the related tax impact, was $15.7 million or $0.23 per diluted share in the fourth quarter of 2012 as compared to adjusted net income of $8.9 million or $0.13 per diluted share for the fourth quarter of 2011. A reconciliation of net income, the most directly comparable U.S. GAAP measure, to adjusted net income and adjusted net income per diluted share is presented in the table below:

	Three Months Ended December 31, 2012		Three Months Ended December 31, 2011*
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported	$12,883	$0.19	$6,258	$0.09
Adjustments:
Stock-based compensation	2,861	0.04	2,708	0.04
Tax impact on item listed above	(77)	—	(113)	—

Adjusted	$15,667	$0.23	$8,853	$0.13

Weighted average diluted shares outstanding		68,281		67,460

Adjusted Net Income and Adjusted Diluted Per Share Calculations – Year Ended December 31, 2012 vs. 2011:

The Company reported net income of $41.3 million or $0.63 per basic share and $0.61 per diluted share for the year ended December 31, 2012 as compared to net income of $15.3 million or $0.24 per basic share and $0.22 per diluted share for the year ended December 31, 2011. Net income for the year ended December 31, 2012 includes a $13.1 million charge or 0.19 per diluted share (2011 — $11.7 million or 0.17 per diluted share) for stock-based compensation. Net income for December 31, 2011 also includes a one-time $2.1 million pre-tax charge ($0.03 per diluted share) due to an arbitration award arising from an arbitration proceeding brought against the Company in connection with a discontinued subsidiary. Adjusted net income, which consists of net income excluding the impact of stock-based compensation, the charge for arbitration award and the related tax impact, was $54.3 million or $0.80 per diluted share for the year ended December 31, 2012 as compared to adjusted net income of $28.0 million or $0.41 per diluted share for the year ended December 31, 2011. A reconciliation of net income, the most directly comparable U.S. GAAP measure, to adjusted net income and adjusted net income per diluted share is presented in the table below:

	Year Ended December 31, 2012		Year Ended December 31, 2011*
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income	$41,337	$0.61	$15,260	$0.22
Adjustments:
Stock-based compensation	13,113	0.19	11,681	0.17
Provision for arbitration award	—	—	2,055	0.03
Tax impact on items listed above	(160)	—	(973)	(0.01)

Adjusted net income	$54,290	$0.80	$28,023	$0.41

Weighted average diluted shares outstanding		67,933		67,859

Free Cash Flow:

Free cash flow is defined as cash provided by operating activities minus cash used in investing activities (from the consolidated statements of cash flows). Cash provided by operating activities consist of net income, plus depreciation and amortization, plus the change in deferred income taxes, plus other non-cash items, plus changes in working capital, less investment in film assets, plus other changes in operating assets and liabilities. Cash used in investing activities includes capital expenditures, acquisitions and other cash used in investing activities. Management views free cash flow, a non-GAAP measure, as a measure of the Company’s after-tax cash flow available to reduce debt, add to cash balances, and fund other financing activities. A reconciliation of cash provided by operating activities to free cash flow is presented in the table below:

(In thousands of U.S. Dollars)	For the Quarter Ended December 31, 2012	For the Year Ended December 31, 2012

Net cash provided by operating activities	$19,720	$73,630
Net cash (used in) investing activities	(12,319)	(35,519)

Free cash flow	$7,401	$38,111